EXHIBIT 99.1

For Immediate Release

AAM Reports Third Quarter 2015 Financial Results

Quarterly net income increases by more than 38% on a year-over-year basis to $60.9 million, or $0.78 per share

DETROIT, October 30, 2015 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the third quarter 2015.
Third Quarter 2015 Results

•	Third quarter 2015 sales of $971.6 million, up 2.2% on a year-over-year basis

•	Non-GM sales grew 8.4% on a year-over-year basis to $321.6 million

•	Gross profit of $158.3 million, or 16.3% of sales

•	Operating income of $92.8 million, or 9.5% of sales

•	Net income of $60.9 million, or $0.78 per share

•	EBITDA (earnings before interest, taxes, depreciation and amortization) of $149.2 million, or 15.4% of sales
AAM's net income in the third quarter of 2015 was $60.9 million, or $0.78 per share. This compares to a net income of $44.0 million, or $0.57 per share in the third quarter of 2014.
“AAM’s financial results in the third quarter of 2015 reflect strong operating cash flow generation and profitability driven by solid production volumes across many of our major product programs supporting the North American light vehicle segment and continued operational execution,“ said AAM’s Chairman & Chief Executive Officer, David C. Dauch. "As we progress towards our 2015 financial targets, our team remains committed to improving our capital structure while leveraging AAM’s technology leadership to develop innovative solutions that will allow us to profitably grow while exploring strategic growth opportunities.”
Net sales in the third quarter of 2015 increased 2.2% on a year-over-year basis to $971.6 million as compared to $950.8 million in the third quarter of 2014. Non-GM sales were up 8.4% in the quarter to $321.6 million as compared to $296.8 million in the third quarter of 2014.
AAM's net sales in the first nine months of 2015 increased by 6.8% to $2.94 billion as compared to $2.76 billion in the first nine months of 2014. Non-GM sales in the first nine months of 2015 increased 12.6% on a year-over-year basis to $993.6 million as compared to $882.7 million in the first nine months of 2014.
AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers' North American light truck and SUV programs. In the third quarter of 2015, AAM's content-per-vehicle was $1,622 as compared to $1,676 in the third quarter of 2014 and $1,637 in the second quarter of 2015.
AAM's gross profit in the third quarter of 2015 increased 12.5% on a year-over-year basis to $158.3 million as compared to $140.7 million in the third quarter of 2014. Gross margin was 16.3% in the third quarter of 2015 as compared to 14.8% in the third quarter of 2014.
AAM's gross profit for the first nine months of 2015 increased 15.5% on a year-over-year basis to $475.6 million as compared to $411.6 million in the first nine months of 2014. Gross margin was 16.1% in the first nine months of 2015 as compared to 14.9% in the first nine months of 2014.
AAM's SG&A expense in the third quarter of 2015 was $65.5 million, or 6.7% of sales, as compared to $64.0 million, or 6.7% of sales, in the third quarter of 2014. AAM's R&D expense in the third quarter of 2015 was $25.8 million as compared to $26.4 million in the third quarter of 2014.
In the first nine months of 2015, AAM's SG&A expense was $204.6 million, or 6.9% of sales, as compared to $182.6 million, or 6.6% of sales, for the first nine months of 2014. AAM's R&D expense increased $6.0 million in the first nine months of 2015 on a year-over-year basis to $82.6 million compared to $76.6 million in the first nine months of 2014.

In the third quarter of 2015, AAM's operating income increased 21.0% to $92.8 million as compared to $76.7 million in the third quarter of 2014. Operating margin was 9.5% in the third quarter of 2015 as compared to 8.1% in the third quarter of 2014.
AAM's operating income in the first nine months of 2015 increased by $42.0 million to $271.0 million as compared to $229.0 million in the first nine months of 2014. Operating margin was 9.2% in the first nine months of 2015 as compared to 8.3% in the first nine months of 2014.
In the third quarter of 2015, AAM's net income was $60.9 million or $0.78 per share. This compares to net income of $44.0 million or $0.57 per share in the third quarter of 2014. AAM’s net income in the first nine months of 2015 was $172.7 million, or $2.21 per share as compared to $129.8 million, or $1.68 per share in the first nine months of 2014.
AAM defines EBITDA to be earnings before interest, income taxes, depreciation and amortization. In the third quarter of 2015, AAM's EBITDA was $149.2 million, or 15.4% of sales, as compared to $127.7 million, or 13.4% of sales, in the third quarter of 2014. In the first nine months of 2015, AAM's EBITDA was $433.6 million, or 14.7% of sales, as compared to $376.9 million, or 13.7% of sales, in the first nine months of 2014.
AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment.
Net cash provided by operating activities for the third quarter of 2015 was $113.8 million. Capital spending, net of proceeds from the sale of property, plant and equipment for the third quarter of 2015 was $40.6 million. Reflecting the impact of this activity, AAM generated free cash flow of $73.2 million for the third quarter of 2015.
Net cash provided by operating activities for the first nine months of 2015 was $268.1 million. Capital spending, net of proceeds from the sale of property, plant and equipment for the first nine months of 2015 was $131.9 million. Reflecting the impact of this activity, AAM generated free cash flow of $136.2 million in the first nine months of 2015.
A conference call to review AAM's third quarter 2015 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (855) 681-2072 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 1:00 p.m. ET on October 30, 2015 until 5:00 p.m. ET November 6, 2015 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 34605624.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems, electric drive systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, Pennsylvania and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: reduced purchases of our products by General Motors Company (GM), FCA US LLC (FCA), formerly known as Chrysler Group LLC, or other customers; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM and FCA); our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to attract new customers and programs for new products; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; our ability to successfully implement upgrades to our enterprise resource planning systems; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; global economic conditions; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; negative or unexpected tax consequences; price volatility in, or reduced availability of, fuel; our ability to consummate and integrate acquisitions and joint ventures; our ability to attract and retain key associates; our ability to protect our intellectual property and successfully defend against assertions made against us; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (CAFE) regulations); our ability or our customers' and suppliers' ability to comply with the Dodd-Frank Act and other regulatory requirements and the potential costs of such compliance; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information, contact:

Christopher M. Son
Director, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in millions, except per share data)		(in millions, except per share data)

Net sales	$971.6	$950.8	$2,944.7	$2,756.5

Cost of goods sold	813.3	810.1	2,469.1	2,344.9

Gross profit	158.3	140.7	475.6	411.6

Selling, general and administrative expenses	65.5	64.0	204.6	182.6

Operating income	92.8	76.7	271.0	229.0

Interest expense	(24.8)	(25.1)	(74.7)	(75.2)

Investment income	0.6	0.7	2.0	1.3

Other income (expense), net	6.7	(0.8)	10.9	0.5

Income before income taxes	75.3	51.5	209.2	155.6

Income tax expense	14.4	7.5	36.5	25.8

Net income	$60.9	$44.0	$172.7	$129.8

Diluted earnings per share	$0.78	$0.57	$2.21	$1.68

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in millions)

Net income	$60.9	$44.0	$172.7	$129.8

Other comprehensive income (loss)
Defined benefit plans, net of tax (a)	0.3	0.6	5.1	6.3
Foreign currency translation adjustments	(35.9)	(23.3)	(64.4)	(11.9)
Change in derivatives	(7.7)	(2.5)	(9.4)	(1.1)
Other comprehensive loss	(43.3)	(25.2)	(68.7)	(6.7)

Comprehensive income	$17.6	$18.8	$104.0	$123.1

_______________________________________

(a)
Amounts are net of tax of $(0.2) million and $(2.6) million for the three and nine months ended September 30, 2015, respectively, and $(0.3) million and $(3.2) million for the three and nine months ended September 30, 2014, respectively.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2015	December 31, 2014
	(in millions)
ASSETS
Assets
Cash and cash equivalents	$365.6	$249.2
Accounts receivable, net	641.3	532.7
Inventories, net	233.0	248.8
Prepaid expenses and other current assets	114.7	108.8
Total current assets	1,354.6	1,139.5

Property, plant and equipment, net	1,024.4	1,061.1
Deferred income taxes	348.3	368.8
Goodwill	154.5	155.0
GM postretirement cost sharing asset	261.9	274.5
Other assets and deferred charges	254.8	260.3
Total assets	$3,398.5	$3,259.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities and Stockholders' Equity
Current portion of long-term debt	$19.2	$13.0
Accounts payable	479.8	444.3
Accrued compensation and benefits	125.8	109.1
Deferred revenue	27.2	22.1
Accrued expenses and other current liabilities	109.6	98.7
Total current liabilities	761.6	687.2

Long-term debt	1,508.1	1,523.4
Deferred revenue	68.8	94.2
Postretirement benefits and other long-term liabilities	833.2	841.0
Total liabilities	3,171.7	3,145.8

Total stockholders' equity	226.8	113.4
Total liabilities and stockholders' equity	$3,398.5	$3,259.2

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in millions)		(in millions)
Operating Activities
Net income	$60.9	$44.0	$172.7	$129.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	49.1	51.1	149.7	146.1
Other	3.8	54.1	(54.3)	(44.3)
Net cash provided by operating activities	113.8	149.2	268.1	231.6

Investing Activities
Purchases of property, plant & equipment	(40.7)	(52.5)	(132.1)	(156.2)
Proceeds from sale of property, plant & equipment	0.1	0.2	0.2	8.5
Net cash used in investing activities	(40.6)	(52.3)	(131.9)	(147.7)

Financing Activities
Net debt activity	(1.3)	(3.3)	(5.7)	(16.7)
Debt issuance costs	—	—	—	(0.3)
Employee stock option exercises	0.1	—	0.5	1.2
Purchase of treasury stock	(0.2)	—	(2.9)	(0.3)
Net cash used in financing activities	(1.4)	(3.3)	(8.1)	(16.1)

Effect of exchange rate changes on cash	(7.5)	(3.5)	(11.7)	(2.8)

Net increase in cash and cash equivalents	64.3	90.1	116.4	65.0

Cash and cash equivalents at beginning of period	301.3	128.9	249.2	154.0

Cash and cash equivalents at end of period	$365.6	$219.0	$365.6	$219.0

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in millions)		(in millions)

Net income	$60.9	$44.0	$172.7	$129.8
Interest expense	24.8	25.1	74.7	75.2
Income tax expense	14.4	7.5	36.5	25.8
Depreciation and amortization	49.1	51.1	149.7	146.1

EBITDA	$149.2	$127.7	$433.6	$376.9

Net debt(b) to capital

	September 30, 2015	December 31, 2014
	(in millions, except percentages)

Total debt	$1,527.3	$1,536.4
Less: cash and cash equivalents	365.6	249.2

Net debt at end of period	1,161.7	1,287.2

Stockholders' equity	226.8	113.4

Total invested capital at end of period	$1,388.5	$1,400.6

Net debt to capital(c)	83.7%	91.9%

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free Cash Flow(d)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in millions)		(in millions)

Net cash provided by operating activities	$113.8	$149.2	$268.1	$231.6

Less: Purchases of property, plant & equipment, net of proceeds from sale of property, plant & equipment	(40.6)	(52.3)	(131.9)	(147.7)

Free cash flow	$73.2	$96.9	$136.2	$83.9

________________________________________

(a)
We define EBITDA to be earnings before interest, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)
Net debt to capital is equal to net debt divided by the sum of stockholders' equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)
We define free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.